PEPSICO, INC.

		    1995 Stock Option Incentive Plan


    1. PURPOSES. The principal purposes of the 1995 Stock Option Incentive Plan (the "Plan") are to provide long-term incentives in the form of stock options to those persons with significant responsibility for the success and growth
of   PepsiCo,  Inc.  and  its  subsidiaries, affiliates, div-
isions and other businesses in which it has a substantial fi-nancial interest, to assist the Company in attracting and retaining key employees on a competitive basis, and to associate the interests of such employees with those of PepsiCo's shareholders.

    2. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth below:
	  (a) "Capital Stock" or "Stock" means PepsiCo Capital Stock, par value 1-2/3 cents per share.
	  (b) "Committee" means the Compensation Committee of the Board of Directors of PepsiCo, as appointed from time to time by the Board, consisting of two or more outside, disinterested members of the Board.
	  (c)  "Company"  means PepsiCo, Inc.,  its  divisions,
   direct   and   indirect   subsidiaries, affiliates and
   other businesses in which it has a substantial financial
   interest.
	  (d) "Fair Market Value" means an amount equal to the mean of the high and low sales prices for Capital Stock as  reported on the composite tape for securities  listed
   on the New York Stock Exchange, on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), carried out to four decimal places.
	  (e) "Grant Date" means the date an Option is granted under the Plan. The date of grant of an Option shall be the date as of which the Committee determines that such Option shall become effective.
	  (f) "Option" or "Stock Option" means a right granted under the Plan to purchase a share of PepsiCo Capital Stock at a fixed price for a specified period of time.
	  (g) "Option Exercise Price" means the price at which a share of Capital Stock covered by an Option granted hereunder may be purchased.
	  (h) "Optionee" means an eligible employee of the Company who has received a Stock Option granted under the Plan.
	  (i)  "PepsiCo" means PepsiCo, Inc., a North  Carolina
   corporation.
	  (j) "Retirement" means termination from employment by the Company for reasons other than death after the employee has fulfilled the requirements for either a
   normal,  early  or  disability  retirement  pension,   as
   defined    under   the   Company's   retirement   program
   applicable to such employee at the date of termination of employment.
	  (k) "Totally Disabled" shall have the meaning set forth in the Company's long term disability program applicable to U.S. salaried employees.

    3.   ADMINISTRATION OF THE PLAN.   The  Plan  shall  be
administered by the Committee, which shall have all the powers vested in it by the terms of the Plan, including, but not limited to, authority to determine the persons to be granted Options under the Plan, to determine the size and applicable terms and conditions of grants to be made to such persons, to determine the time when Options will be granted and any conditions which must be satisfied by employees before an award is made, to determine when Options may be exercised and whether they may be deferred, to determine whether an award should be reduced or eliminated, and to authorize grants to eligible persons.

    The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan as the Committee deems necessary or advisable. The Committee's interpretations of the

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Plan, and  all  actions  taken  and  determinations  made  by  the
Committee   concerning  any matter  arising  under  or  with
respect to the Plan or any Options granted hereunder shall be final, binding and conclusive on all parties concerned, including, without limitation, Optionees, the Company, its employees, PepsiCo and its shareholders.

   4. ELIGIBILITY. All Company employees who hold positions graded at Level 12, 13, 14 or 15, or the equivalent, on a Grant Date are eligible to be granted Options under the Plan.
To receive a grant the employee must have been nominated for an award by his or her Division. Employees who are hired at or promoted to an eligible level after a Grant Date will only be eligible to receive a grant on the next Grant Date. Notwithstanding the foregoing, no employee may be granted Options which, if exercised in the aggregate, would result in that employee receiving more that 10% of the maximum number of shares available for issuance under the Plan.

    5.   AWARDS.   Stock Options will be  granted annually
in July of each year in amounts  determined from time to time by the Committee.  The amounts may vary by grade  level.  All
Options granted under the Plan  shall  be evidenced by agreements containing such terms and conditions (not  inconsistent  with the Plan)  as  the  Committee  may determine, subject to the following:
	  (a) Option Exercise Price.  The Option Exercise Price
   shall  be  equal to the Fair Market Value of a  share  of
   Capital Stock on the Grant Date.
	  (b)  Term.   Unless terminated earlier in  accordance
   with  their terms, Options will expire on July 31 of  the
   10th  year  after the date of their grant.  For  example,
   if  an Option is granted on July 27, 1995, it will expire
   on July 31, 2005
	  (c)  Exercisability.  Options shall vest  and  become
   exercisable  on  August  1  of  the  calendar  year  that
   immediately  succeeds the calendar  year  in  which  such
   Options  were  granted.  For example,  if  an  Option  is
   granted  on  July  27,  1995, it  will  vest  and  become
   exercisable   on  August  1,  1996.   Once   exercisable,
   Options  may be exercised until the expiration  of  their
   term.   Fractional  Options may not be exercised  and  no
   fractional  shares  shall be purchasable  or  deliverable
   under the Plan.
	   (d)   Termination   of  Employment,   Death,   Total
   Disability    or    Retirement.    All   Options    shall
   automatically   expire  upon,  and  no  Option   may   be
   exercised   after,  the  termination  of  the  Optionee's
   employment with the Company, provided, however,  that  if
   such  termination  occurs  by reason  of  the  Optionee's
   death,   Total   Disability  or  Retirement,   then   the
   Optionee's  designated beneficiary (or, if none,  his  or
   her  legal representative), in the event of death, or the
   Optionee,   in   the   event  of  Retirement   or   Total
   Disability,  shall be vested with and have the  right  to
   exercise  that portion of the Options which is in proportion to  the  Optionee's  active service  during  the  vesting
   period.   Such  Options  may  be  exercised  during   the
   remaining term of the Options.
	  (e)  Buy-out  of  Option Gains.  The Committee  shall
   have  the right, at any time, in its sole discretion  and
   without  the consent of the holder thereof, to  cancel  a
   Stock  Option  and pay to the holder the  excess  of  the
   Fair  Market  Value of the shares covered by such  Option
   over  the  Option Exercise Price for such Option  as of the
   date  the  Committee  provides  written  notice  of   its
   intention  to exercise this right.  Payments of  buy  out
   amounts may be made in cash, in shares of Capital  Stock,
   or  partly  in cash and partly in Capital Stock,  as  the
   Committee deems advisable.  Payments of any such buy  out
   amounts  shall  be  made net of any  applicable  foreign,
   federal  (including  FICA), state and  local  withholding
   taxes.
	  (f)  Misconduct.  In the event that an  Optionee  has
   (i)   used   for  profit  or  disclosed  to  unauthorized
   persons,  confidential information or  trade  secrets  of
   the  Company, (ii) breached any contract with or violated
   any  fiduciary  obligation to the Company, (iii)  engaged
   in  unlawful trading in the securities of PepsiCo  or  of
   another  company based on information gained as a  result
   of  that Optionee's employment with the Company, or  (iv)
   committed  a  felony or other serious  crime,  then  that
   Optionee  may, at the option of the Company, forfeit  all
   rights to any unexercised Options granted under the  Plan
   and  in  such  event  all of that Optionee's  outstanding
   Options shall automatically terminate and lapse.
	  (g)  Assignment  or Transfer.  Unless  the  Committee
   shall   specifically  determine  otherwise,   during   an
   Optionee's  lifetime,  his or her Options  shall  not  be
   transferable  and  shall  only  be  exercisable  by   the
   Optionee and any purported transfer shall be null and void.

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   No  Option, nor any rights or  interests therein,
   shall be assignable or transferable except by will or the laws of descent and distribution.

    6. FOREIGN EMPLOYEES. Without amending the Plan, the Committee may grant Options to eligible employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

    7. EXERCISING OPTIONS. To exercise an Option, the holder thereof shall give notice of his or her exercise to PepsiCo, or its agent, specifying the number of shares of Capital Stock to be purchased and identifying the specific Options that are being exercised. From time to time the
Committee may establish procedures relating to effecting such exercises. An Option is exercisable during an Optionee's lifetime only by the Optionee, provided, however, that in the event the Optionee is incapacitated and unable to exercise Options, such Options may be exercised by such Optionee's legal guardian, legal representative, fiduciary or other representative whom the Committee deems appropriate based on applicable facts and circumstances.

    8.   PAYMENT OF OPTION EXERCISE PRICE.   The  Option
Exercise Price for the Options being exercised must be paid in full at time of issuance of the Capital Stock. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No share of Stock will be delivered to any Optionee until all such amounts have been paid. The obligation of PepsiCo to deliver cash or Capital Stock shall be subject to currency or other restrictions imposed by any government.

   9. SHARES OF STOCK SUBJECT TO THE PLAN. The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 25,000,000 shares of Capital Stock, subject to any adjustments which may be made pursuant to
Section 10 hereof. Shares of Stock used for purposes of the Plan may be either shares of authorized but unissued Capital Stock or treasury shares or both. Stock covered by Options which have terminated or expired prior to exercise or have been surrendered or cancelled shall be available for further option hereunder.

    10. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding shares of Capital Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments may be made in the Plan and the Options granted hereunder as the Committee determines are necessary or appropriate, including, if necessary, an adjustment in the number of shares and Option Exercise Prices per share applicable to Options then outstanding and in the number of shares which are reserved for issuance under the Plan. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

    11. REGISTRATION, LISTING AND QUALIFICATION OF SHARES. Each Option shall be subject to the requirement that if at any time the registration, listing or qualification of the shares covered thereby upon any securities exchange or under any foreign, federal, state or local law, or the consent or approval of any governmental regulatory body, is determined to be necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, no such Option may be delivered or exercised, as the case may be, unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any person exercising an Option shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

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    12. NO RIGHTS TO OPTIONS OR EMPLOYMENT.  No employee  or
other person shall have any claim or right to be granted an Option under the Plan. Having received an Option under the Plan shall not give an employee any right to receive any other grant under the Plan. An Optionee shall have no rights to or interest in any Option except as set forth herein or in the terms and conditions of the Option. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

    13. RIGHTS AS SHAREHOLDER. An Optionee under the Plan shall have no rights as a holder of Capital Stock with respect to Options granted hereunder, unless and until certificates for shares of Capital Stock are issued to such Optionee.

   14. COSTS AND EXPENSES. Except as provided in Sections 5 and 8 hereof with respect to taxes, the costs and expenses of administering the Plan shall be borne by PepsiCo and shall not be charged to any grant nor to any employee receiving a grant.

    15. PLAN UNFUNDED. The Plan shall be unfunded. Except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, PepsiCo shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of PepsiCo Capital Stock upon exercise of any Option granted under the Plan.

    16. AMENDMENTS. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. With the consent of affected Optionees, the Committee may amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan.

    17. OTHER ACTIONS. This Plan shall not restrict the authority of the Committee or of PepsiCo, for proper corporate purposes, to grant or assume stock options, other than under the Plan, to or with respect to any employee or other person.

    18. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of North
Carolina.

    19. EFFECTIVENESS OF THE PLAN. This Plan shall become effective on July 27, 1995.